Exhibit 99.1

Heritage Insurance to Acquire Zephyr Insurance Company; Expands Operations to Hawaii

Clearwater, Fla., September 29, 2015 – Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today announced that it has entered a definitive agreement to acquire Zephyr Acquisition Company (“ZAC”) and its wholly-owned subsidiary, Zephyr Insurance Company (“Zephyr”), a specialty insurance provider in Hawaii. The acquisition will provide Heritage with an immediate presence in Hawaii with Zephyr holding approximately 30% of the wind-only market share in the state. This acquisition will further the Company’s strategic push to diversify business operations and achieve greater synergies in reinsurance while expanding growth opportunities outside of Florida.

The all-cash transaction is expected to close in the fourth quarter of 2015, subject to regulatory and other customary closing conditions, and is valued at approximately $120 million. For the period ended June 30, 2015, Zephyr’s inforce premium was nearly $68 million, its statutory surplus was $58 million, and ZAC’s unaudited GAAP equity as of June 30, 2015 was $63 million. The Company believes the addition of Hawaiian-based Zephyr is a great strategic fit for Heritage and expects the acquisition to be immediately accretive to earnings per share.

Heritage Chairman and CEO Bruce Lucas said, “We are extremely excited to announce the transaction with Zephyr. The acquisition creates significant reinsurance synergies and enables us to expand into an attractive geographic market. We intend to fund this transaction with current capital and do not intend to pursue a new capital raise at this time, which allows us to deliver maximum shareholder value without dilution. The combination of our complementary business models will be immediately accretive to earnings, book value, and return on equity. As the industry evolves we believe companies that are able to successfully execute strategic acquisitions will experience better growth, diversification and reinsurance savings. With this transaction, policyholders in Hawaii will continue to experience the same high levels of service and responsiveness and we look forward to working with the team at Zephyr.”

Zephyr began operations in 2000 and writes wind-only insurance coverage for personal residential and commercial residential policyholders. Zephyr’s solid capital structure is enhanced by its reinsurance program with some of the industry’s largest and most prominent reinsurers. Zephyr has an A’ rating from Demotech, Inc.

About Heritage

Heritage Insurance Holdings, Inc. is a property and casualty insurance holding company headquartered in Clearwater, Florida. Its subsidiary, Heritage Property & Casualty Insurance Company, writes over $500 million of personal and commercial residential premium through a large network of experienced agents. Heritage is led by a seasoned senior management team with an average of 28 years of insurance industry experience.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission on March 18, 2015. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Heritage Insurance Holdings Inc.

Investor Contact:

Stephen Rohde, CFO

727-362-7204

srohde@heritagepci.com

or

Melanie Skijus, Investor Relations Director

727-362-7262

mskijus@heritagepci.com

Source: Heritage Insurance Holdings, Inc.